Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Second Quarter 2011 Results

Second Quarter Highlights

•	Online advertising revenue increased 17.4% and monthly unique visitors and page views increased 18.3% and 10.8% in the second quarter, respectively, compared to the prior year.

•	Revenues for the second quarter were $134.4 million, down 6.8% from the prior year, 6.4% on a same store basis.

•	As Adjusted EBITDA was $25.2 million, down 8.3% versus prior year.

•	Operating costs and SG&A expense totaled $110.8 million in the second quarter, a decrease of $7.1 million or 6.0% from the prior year.

•	Levered Free Cash Flow per share was $0.17 versus $0.21 for the prior year.

FAIRPORT, N.Y. July 28, 2011 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (GHSE) today reported financial results for the second quarter ended June 26, 2011.

Total revenues were $134.4 million for the quarter, a decline of 6.4% from the prior year on a same store basis. This was an improvement from the first quarter which declined 10.0% versus prior year. Excluding the loss of four business days in the first quarter due to a reporting change in 2011 from a calendar year to a 52 week operating year, first quarter revenues were down 8.5% versus prior year (same store basis). Online revenue grew 17.4% in the second quarter while total advertising revenue declined 7.5%, classified revenue declined 6.4% and local advertising declined 9.8% versus the prior year. The decline in classified revenue was much improved from the first quarter same store decline of 13.1%. This was driven by improvement in real estate trends, foreclosure revenues and an 8.6% gain over prior year in print employment advertising. These three classified categories were partially offset by softer auto trends in the second quarter which we believe to be more temporary in nature. Local advertising trends improved slightly in the second quarter from the first quarter same store decline of 11.1%. Circulation revenue declined 2.9% in the second quarter improving from a same store decline of 5.0% in the first quarter.

Total operating and SG&A expenses in the quarter were $110.8 million, down 6.0% versus prior year. The expense declines were driven by lower compensation, distribution and newsprint costs. As Adjusted

EBITDA was $25.2 million for the quarter, declining 8.3% from the prior year. This is a significant improvement from the 27.2% decline in the first quarter.

Commenting on GateHouse’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said “While overall the revenue environment and small market economic conditions remain soft, we were encouraged by the relative improvement in nearly every category versus the first quarter. Obviously, we are not satisfied with our current revenue performance, but there are pockets of optimism resulting from progress we are making within our sales processes, our product improvements and extensions, and our subscriber retention, marketing and pricing efforts. We are particularly excited about additional initiatives, focused on each of these important areas of our business, that we have underway for the remainder of 2011.

“We continue to do an excellent job in permanently removing legacy costs from our business. Expenses were down 6.0% or $7.1 million in the second quarter. We feel confident that we can continue to accomplish more on this front. The expense reductions have come from, and will continue to come from, efficiencies garnered from process improvements, regionalization and centralization of processes as well as outsourcing of non-revenue producing functions.

“Our online advertising revenues in the quarter were $7.7 million. This represented 8.1% of total advertising revenues. Online revenue was up from $6.8 million in the first quarter and up 17.4% over prior year. We expect to continue to rapidly grow digital revenues through improvements to our sales processes, including compensation, new product roll outs, better company-wide penetration of existing best practices and a rapidly growing presence in our markets in the mobile space.

“Our cash position continues to improve and with no short term debt obligations, we feel good about the resources we have available to us to continue with our plans to transform our business from one that was print advertising dominated to one that enjoys strong consumer revenues and digital advertising revenues as well as print advertising revenue, and a much lower cost structure.

“On another note, I want to give credit to the tremendous job our GateHouse employees in Missouri did covering the devastating tornado that passed through the area last month. The storms ravaged much of the City of Joplin and completely destroyed our building there. Despite the tragedy and the personal situations they all had to deal with, our staff provided extensive coverage and assistance to the community without missing a beat. We are very proud of what they accomplished given the obstacles they faced.”

Operating income for the quarter was $9.8 million, a decrease of $3.0 million as compared to the prior year. As Adjusted EBITDA for the quarter was $25.2 million, a decrease of $2.3 million or 8.3% from the prior year.

Levered Free Cash Flow for the quarter decreased 18.6% to $9.7 million as compared to $11.9 million for the prior year.

Non-cash compensation expense for Restricted Stock Grants in the fourth quarter was $0.2 million. One-time costs incurred and other non-cash expenses in the quarter were $2.4 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

Change in Reporting Period

The Company moved to a consistent 52-week reporting cycle for all locations during the first quarter. As a result, the first quarter of 2011 had 86 days compared to 90 days in the prior year quarter for approximately 40% of the business. The associated impact on prior year revenue in the first quarter and year to date is approximately $2.5 million and expense is approximately $1.5 - $2.0 million. There was no impact on the second quarter.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 86 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition,

GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully implement cost reduction and cash preservation plans, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 26,	June 30,	June 26,	June 30,
	2011	2010	2011	2010
Revenues:
Advertising	$95,169	$102,921	$176,817	$195,335
Circulation	32,763	34,459	64,932	68,548
Commercial printing and other	6,462	6,836	12,462	13,436

Total revenues	134,394	144,216	254,211	277,319
Operating costs and expenses:
Operating costs	72,204	77,558	144,666	154,595
Selling, general, and administrative	38,564	40,324	76,716	82,622
Depreciation and amortization	10,772	11,631	21,830	23,492
Integration and reorganization costs	622	641	2,079	1,538
Impairment of long-lived assets	2,014	—	2,014	—
Loss on sale of assets	399	1,270	747	1,536

Operating income	9,819	12,792	6,159	13,536
Interest expense	14,469	15,050	28,250	29,958
Amortization of deferred financing costs	340	340	680	680
Loss on derivative instruments	41	2,559	421	5,356
Other (income) expense	2	5	(1)	(4)

Loss from continuing operations before income taxes	(5,033)	(5,162)	(23,191)	(22,454)
Income tax expense	34	34	68	191

Loss from continuing operations	(5,067)	(5,196)	(23,259)	(22,645)
Loss from discontinued operations, net of income taxes	—	(134)	—	(158)

Net loss	(5,067)	(5,330)	(23,259)	$(22,803)
Net loss attributable to noncontrolling interest	191	105	415	258

Net loss attributable to GateHouse Media	$(4,876)	$(5,225)	$(22,844)	$(22,545)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.08)	$(0.09)	$(0.39)	$(0.39)
Loss from discontinued operations attributable to GateHouse Media, net of income taxes	—	—	—	—

Net loss attributable to GateHouse Media	$(0.08)	$(0.09)	$(0.39)	$(0.39)

Basic weighted average shares outstanding	57,970,413	57,728,624	57,915,256	57,677,799

Diluted weighted average shares outstanding	57,970,413	57,728,624	57,915,256	57,677,799

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	June 26,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,879	$9,738
Restricted cash	5,182	5,182
Accounts receivable, net of allowance for doubtful accounts of $3,079 and $3,260 at June 26, 2011 and December 31, 2010, respectively	55,760	61,512
Inventory	6,809	7,731
Prepaid expenses	3,819	10,506
Other current assets	7,187	7,253

Total current assets	102,636	101,922
Property, plant, and equipment, net of accumulated depreciation of $107,938 and $101,739 at June 26, 2011 and December 31, 2010, respectively	139,059	152,293
Goodwill	14,343	14,343
Intangible assets, net of accumulated amortization of $167,155 and $154,927 at June 26, 2011 and December 31, 2010, respectively	258,834	271,061
Deferred financing costs, net	3,654	4,334
Other assets	1,314	1,400
Assets held for sale	3,244	974

Total assets	$523,084	$546,327

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$1,140	$1,224
Current portion of long-term debt	—	11,249
Accounts payable	9,866	5,905
Accrued expenses	31,652	26,766
Accrued interest	4,583	2,805
Deferred revenue	27,729	27,348

Total current liabilities	74,970	75,297
Long-term liabilities:
Long-term debt	1,181,238	1,181,238
Long-term liabilities, less current portion	3,304	3,636
Derivative instruments	63,885	65,490
Pension and other postretirement benefit obligations	12,363	12,787

Total liabilities	1,335,760	1,338,448

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at June 26, 2011; 58,313,868 and 58,313,868 shares issued, and 58,077,031 and 58,078,607 outstanding at June 26, 2011 and December 31, 2010, respectively	568	568
Additional paid-in capital	831,238	830,787
Accumulated other comprehensive loss	(60,361)	(62,614)
Accumulated deficit	(1,582,309)	(1,559,465)
Treasury stock, at cost, 236,837 and 235,261 shares at June 26, 2011 and December 31, 2010, respectively	(310)	(310)

Total GateHouse Media stockholders’ deficit	(811,174)	(791,034)
Noncontrolling Interest	(1,502)	(1,087)

Total stockholders’ deficit	(812,676)	(792,121)

Total liabilities and stockholders’ deficit	$523,084	$546,327

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months	Six months
	ended	ended
	June 26, 2011	June 30, 2010
Cash flows from operating activities:
Net loss	$(23,259)	$(22,803)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,830	23,496
Amortization of deferred financing costs	680	680
Loss on derivative instruments	421	5,356
Non-cash compensation expense	451	917
Loss on sale of assets	747	1,536
Pension and other postretirement benefit obligations	(122)	(348)
Impairment of long-lived assets	2,014	124
Changes in assets and liabilities, net of sales:
Accounts receivable, net	5,954	7,866
Inventory	922	(156)
Prepaid expenses	6,687	(128)
Other assets	152	532
Accounts payable	3,961	2,424
Accrued expenses	4,713	5,146
Accrued interest	1,778	(311)
Deferred revenue	381	597
Other long-term liabilities	(332)	(101)

Net cash provided by operating activities	26,978	24,827

Cash flows from investing activities:
Purchases of property, plant, and equipment	(1,670)	(1,285)
Proceeds from sale of assets	82	4,076

Net cash (used in) provided by investing activities	(1,588)	2,791

Cash flows from financing activities:
Repayments under current portion of long-term debt	(11,249)	(2,513)
Repayments under short-term debt	—	(8,000)
Purchase of treasury stock	—	(4)

Net cash used in financing activities	(11,249)	(10,517)

Net increase in cash and cash equivalents	14,141	17,101
Cash and cash equivalents at beginning of period	9,738	5,734

Cash and cash equivalents at end of period	$23,879	$22,835

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 26, 2011	June 30, 2010	June 26, 2011	June 30, 2010
Loss from continuing operations	$(5,067)	$(5,196)	$(23,259)	$(22,645)
Income tax expense	34	34	68	191
Loss on derivative instruments (1)	41	2,559	421	5,356
Amortization of deferred financing costs	340	340	680	680
Interest expense	14,469	15,050	28,250	29,958
Impairment of long-lived assets	2,014	—	2,014	—
Depreciation and amortization	10,772	11,631	21,830	23,492

Adjusted EBITDA from continuing operations	22,603	24,418	30,004	37,032
Non-cash compensation and other expense	1,661	1,344	2,801	1,917
Non-cash portion of postretirement benefits expense	(113)	(206)	(122)	(348)
Integration and reorganization costs	622	641	2,079	1,538
Loss on sale of assets	399	1,270	747	1,536
Loss from discontinued operations	—	(8)	—	(23)

As Adjusted EBITDA	25,172	27,459	35,509	41,652
Net capital expenditures	(1,125)	(649)	(1,609)	(1,285)
Cash taxes	—	(40)	—	(80)
Interest paid	(14,378)	(14,892)	(26,536)	(29,633)

Levered Free Cash Flow	$9,669	$11,878	$7,364	$10,654

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 26, 2011	June 30, 2010	June 26, 2011	June 30, 2010
Total revenues from continuing operations	$134,394	$144,216	$254,211	$277,319
Revenues from discontinued operations	—	38	—	92
Revenues from non-wholly owned subsidiary	(264)	(990)	(1,013)	(1,513)

As Adjusted Revenues	$134,130	$143,264	$253,198	$275,898